                            AMERICAN CONSUMERS, INC.
                          NET INCOME PER COMMON SHARE
                                   EXHIBIT 11

                                    THIRTEEN WEEKS ENDED  THIRTY-NINE WEEKS ENDED
                                    ---------------------  ----------------------
                                    March 1,    March 2,   March 1,    March 2,
                                      2003        2002       2003        2002
                                    ---------  ----------  ---------  ----------
Net income (loss) for computing
  income (loss) per common share    $  16,204  $ (74,444)  $   6,439  $(253,893)
                                    =========  ==========  =========  ==========

Weighted average number of
  common shares outstanding
  during each period                  818,290    826,403     818,655    826,247
                                    =========  ==========  =========  ==========

Net income (loss) per common share  $   0.020  $  (0.090)  $   0.008  $  (0.307)
                                    =========  ==========  =========  ==========


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